Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Dividend Advantage Municipal Fund 2
333-49242
811-10197


The annual meeting of shareholders for the above-referenced Fund was held on November 30, 2009 adjourned to January 12, 2010, then to March 23, 2010. At this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies.

Voting results are herein incorporated by reference to the Funds N-CSR filing on May 6, 2010, accession number 0000891804-10-001833.